Exhibit 99.1

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Announces Agreement to Sell Pathogen Detection Systems Business and

Preliminary Results for Quarter Ended September 30, 2022

Sale Reduces Cash Burn, Includes Seven-Year Earn-Out Provision;

Third Quarter Revenue Expected to be Approximately $2.5 Million;

Active Customer Sites Increase 18% YoY

SOUTH ORANGE, NJ, October 11, 2022 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration and pathogen detection solutions to the medical and commercial markets, today announced that it has entered into a definitive agreement to sell its Pathogen Detection Systems (“PDS”) business. The Company also announced preliminary revenue results for the third quarter ended September 30, 2022.

Sale of PDS Business

The company has entered into an asset purchase agreement pursuant to which it will sell substantially all of its assets used in its PDS business to BWSI, a privately held firm that invests in technology for the advancement of public health by better management of water. The parties expect the transaction to close in mid-November of this year, subject to customary closing conditions. Pursuant to the purchase agreement, BWSI will assume all liabilities of the PDS business arising after the closing. In addition, for a period of seven years commencing in 2023, Nephros will be entitled to share a portion of gross profits from the commercialization of the company’s PDS products and technologies.

“We are very pleased with the progress achieved in the PDS business over the past couple of years with our highly competitive, qPCR-based, waterborne pathogen testing products,” said Andy Astor, President and Chief Executive Officer. “However, after significant consideration, we made the strategic decision to leverage the value we created to support the long-term goals of our primary business in water filtration,” Mr. Astor continued. “We are deeply focused on our commitment to achieve positive net cash flow by mid-2023, and we expect this sale to reduce our expenses by approximately $350,000 per quarter. We also believe the potential for earn-out payments will provide an opportunity to realize future revenue in the coming years.”

Professor Howard Shuman, a microbiologist renowned for his groundbreaking work on Legionella and a science advisor to BWSI, commented, “We are excited by the great possibilities we see for the impressive body of important work developed by [Nephros’s] Dr. Smith and his extraordinary team. We are grateful to Nephros for choosing BWSI to take this opportunity to the next level.”

Preliminary Third Quarter Results

Nephros expects net revenue for the quarter ended September 30, 2022 to be approximately $2.5 million. Nephros Active Customer Sites (“ACS”), the number of customer sites that have purchased from Nephros during the trailing 12 months, increased to 1,391, compared to 1,182 one year ago, an increase of 209 sites, or 18%.

“We believe our continuing ACS growth remains a strong leading indicator and confirms the strength of our core water filtration business,” said Mr. Astor. “We are confident that the expense management measures implemented in the second and third quarters, combined with the agreement to sell our PDS business, position Nephros to achieve positive net cash flow in mid-2023.”

Nephros ended the third quarter with approximately $3.9 million in cash on a consolidated basis, compared with $4.2 million at the end of the second quarter.

The company will announce its third-quarter results on Wednesday, November 2, 2022 after market close, and host a conference call that same day at 4:30 PM ET.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

About Nephros

Nephros, Inc. is a company committed to improving the human relationship with water through leading, accessible technology. We provide innovative filtration and pathogen detection as part of an integrated approach to water safety that combines science, solutions, and support services. Nephros products serve the needs of customers within the healthcare and commercial markets, offering both proactive and emergency responses for water management.

For more information about Nephros, please visit nephros.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by such law. These forward-looking statements are subject to various risks and uncertainties. Such statements include statements regarding the following: the timing of completion of the sale of the PDS business; the expected cost savings and future revenue to the Company from the sale of the PDS business; the potential future benefits to the Company; Nephros’s expected revenue for the quarter ended September 30, 2022, as well as its expected future revenue, net cash flow and other financial performance for 2022 and beyond; expected growth in revenue and customer demand attributable to Nephros’s investments in its sales and marketing infrastructure; the effect of recent cost reduction measures on Nephros’s future net cash flow; statements regarding Nephros’s water filtration business achieving positive net cash flow and the timing thereof; and other statements that are not historical facts, including statements that may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including the impact of the ongoing COVID-19 pandemic, changes in business, economic and competitive conditions, Nephros’s ability to obtain market acceptance of its products, the availability of capital when needed, dependence on third-party manufacturers and researchers, regulatory reforms. These and other risks and uncertainties are detailed in Nephros’s most recent Annual Report on Form 10-K and such other reports filed with the U.S. Securities and Exchange Commission. Nephros does not undertake any responsibility to update the forward-looking statements in this release to reflect subsequent events or circumstances.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 345-0824

andy.astor@nephros.com

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